Exhibit 99.1

Press Release	Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2003 THIRD QUARTER FINANCIAL RESULTS
Third quarter revenue up 8.3%; Net income up 10.3% over 2002
Net income per share increases 7.8%

     Positive preliminary result in key Portable People Meter research test announced

NEW YORK, October 21, 2003 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended September 30, 2003.

For the third quarter 2003, the Company reported revenue of $75.3 million, an increase of 8.3% over revenue of $69.6 million during the third quarter of 2002. Net income for the quarter was $17.0 million, compared with $15.4 million for the third quarter of 2002. Earnings before interest and taxes (EBIT) for the quarter were $30.6 million, compared with EBIT of $29.0 million during the comparable period last year.

Costs and expenses for the third quarter increased by 10.5%, from $39.9 million in 2002 to $44.1 million in 2003. Interest expense for the quarter declined 29.3%, from $4.1 million in 2002 to $2.9 million in 2003, due to reductions in the Company’s long-term debt.

Net income per share for the third quarter 2003 increased to $0.55 (diluted), compared with $0.51 (diluted) during the comparable period last year.

In the third quarter 2003, Arbitron reduced its long-term debt by $20.0 million from $135.0 to $115.0 million.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 2 of 8

For the nine months ended September 30, 2003, revenue was $208.1 million, an increase of 8.4% over the same period last year. Net income for the nine months increased 13.4% to $41.1 million or $1.35 per share (diluted), compared with $36.3 million or $1.21 per share (diluted) last year. EBIT was $76.6 million, compared to $71.6 million in 2002.

Commenting on the results for the third quarter, Stephen Morris, president and chief executive officer of Arbitron, said, “Our financial results for the quarter were substantially in line with our expectations and we remain on track to meet our guidance for the year. We have also made significant progress in our previously announced efforts to enhance the quality of our core services and to develop our opportunities for long-term growth.”

“Our programs to address response rates in our radio diary service are yielding positive results. We saw a small but gratifying increase in response rates in the top ten markets during the Summer 2003. These are the markets where we are currently focusing our efforts to get more consumers to say “yes” to the Arbitron survey process,” said Mr. Morris. “Going forward, our new interviewing center has already gone on line in time for the Fall 2003 survey and we are actively working on the next steps in our long range plan for expanding the scope of our response rate efforts.”

Progress in Portable People Meter Test to Improve Response Rates

In a separate release, the Company is announcing positive, preliminary results in a key research test for its new television, cable and radio audience measurement system: the Portable People Meter (PPM).

“For the better part of a year, Arbitron, Nielsen and the industry have pointed to response rates as a key issue that had to be resolved before the Portable People Meter could be deployed as a means of measuring audiences for radio as well as broadcast and cable television in local markets,” said Mr. Morris “We said that Arbitron would work with Nielsen to devise techniques that could increase the percentage of consumers who would accept our invitation to take part in PPM surveys and then carry the meters on a continuing basis.”

“I am pleased to report that Arbitron and Nielsen have developed two separate methods that have increased the rate at which we can recruit consumers for PPM surveys. Initial results are in line with what Nielsen would expect when recruiting a new set-top meter panel, which is what we both wanted to achieve. While the response rate test needs to be

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 3 of 8

completed so that we can confirm that acceptable rates can be sustained over time, and the turnover rates also remain acceptable, Arbitron is confident that we have found a solution for this key issue.”

“We will continue our work with Nielsen Media Research on the expanded research program for the Portable People Meter. At the same time, Arbitron will also continue to develop the marketing applications of PPM and work to expand the list of international companies that have chosen the PPM as their solution for media measurement in the 21st century,” concluded Mr. Morris.

Arbitron will host a conference call at 10:00 a.m. ET on October 21st to discuss its third quarter results and other relevant matters. To listen to the call, dial the following telephone number: (888) 694-4728. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Internet Broadcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, television and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 825 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 4 of 8

     historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including timely implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular, and the impact on costs of data collection due to privacy concerns.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 5 of 8

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,		$	%
	2003	2002	Change	Change

Revenue	$75,319	$69,560	$5,759	8.3%
Costs and expenses
Cost of revenue	23,694	20,195	3,499	17.3%
Selling, general and administrative	14,070	13,494	576	4.3%
Research and development	6,294	6,168	126	2.0%
Total costs and expenses	44,058	39,857	4,201	10.5%

Operating income	31,261	29,703	1,558	5.2%

Proportionate share of net loss of affiliate	(637)	(669)	32	4.8%

Earnings before interest and income taxes	30,624	29,034	1,590	5.5%
Interest income	174	162	12	7.4%
Interest expense	2,911	4,119	(1,208)	(29.3%)

Earnings before income taxes	27,887	25,077	2,810	11.2%
Income tax expense	10,876	9,655	1,221	12.6%

Net income	$17,011	$15,422	$1,589	10.3%

Net income per weighted average common share
Basic	$0.56	$0.52	$0.04	7.7%
Diluted	$0.55	$0.51	$0.04	7.8%

Weighted average shares used in calculations
Basic	30,127	29,492
Diluted	30,762	30,081

Other data
EBITDA	$31,819	$30,138	$1,681	5.6%

Note: The Company has reclassified certain data in the 2002 Consolidated Statement of Income to conform to the 2003 presentation.

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 6 of 8

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,		$	%
	2003	2002	Change	Change

Revenue	$208,121	$191,971	$16,150	8.4%
Costs and expenses
Cost of revenue	71,933	64,148	7,785	12.1%
Selling, general and administrative	42,160	39,157	3,003	7.7%
Research and development	18,989	18,439	550	3.0%
Total costs and expenses	133,082	121,744	11,338	9.3%

Operating income	75,039	70,227	4,812	6.9%

Equity in net income of affiliate	1,584	1,398	186	13.3%

Earnings before interest and income taxes	76,623	71,625	4,998	7.0%
Interest income	547	424	123	29.0%
Interest expense	9,736	13,053	(3,317)	(25.4%)

Earnings before income taxes	67,434	58,996	8,438	14.3%
Income tax expense	26,299	22,714	3,585	15.8%

Net income	$41,135	$36,282	$4,853	13.4%

Net income per weighted average common share
Basic	$1.38	$1.24	$0.14	11.3%
Diluted	$1.35	$1.21	$0.14	11.6%

Weighted average shares used in calculations
Basic	29,859	29,359
Diluted	30,438	30,004

Other data
EBITDA	$80,201	$74,791	$5,410	7.2%

Note: The Company has reclassified certain data in the 2002 Consolidated Statement of Income to conform to the 2003 presentation.

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 7 of 8

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Nine Months Ended September 30, 2003 and 2002
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net income	$17,011	$15,422	$41,135	$36,282
Income tax expense	10,876	9,655	26,299	22,714
Net interest expense	2,737	3,957	9,189	12,629
EBIT	$30,624	$29,034	$76,623	$71,625
Depreciation and amortization	1,195	1,104	3,578	3,166
EBITDA	$31,819	$30,138	$80,201	$74,791

Note: Earnings before interest and income taxes (EBIT) and EBITDA are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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Arbitron Inc. Reports 2003 Third Quarter Financial Results October 21, 2003	Page 8 of 8

Arbitron Inc.
Condensed Consolidated Balance Sheets
September 30, 2003 and December 31, 2002
(In thousands)

	September 30,	December 31,
	2003	2002
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$66,214	$43,095
Trade receivables	14,305	20,509
Deferred taxes	26,413	29,357
Goodwill, net	32,937	32,937
Other assets	27,449	30,140

Total assets	$167,318	$156,038

Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$49,447	$54,746
Long-term debt	115,000	165,000
Other liabilities	44,846	36,871
Stockholders’ equity (deficit) (1)	(41,975)	(100,579)

Total liabilities and stockholders’ equity (deficit)	$167,318	$156,038

(1)  Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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